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Exhibit (10)(iv)

 GREAT LAKES CHEMICAL CORPORATION
NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective January 1, 2004

GREAT LAKES CHEMICAL CORPORATION
NONQUALIFIED DEFERRED COMPENSATION PLAN

10.5	Doubt as to Beneficiary	19
10.6	Discharge of Obligations	19
Article 11.	Leaves of Absence	19
11.1	Paid Leave of Absence	19
11.2	Unpaid Leave of Absence	19
Article 12.	Termination and Amendment	20
12.1	Termination	20
12.2	Amendment	20
12.3	Effect of Payment	21
Article 13.	Administration	21
13.1	Administrator's Duties	21
13.2	Administration Upon Change In Control	21
13.3	Agents	21
13.4	Binding Effect of Decisions	22
13.5	Indemnification of Committee	22
13.6	Employer Information	22
Article 14.	Other Benefits and Agreements	23
14.1	Coordination with Other Benefits	23
Article 15.	Claims Procedures	23
15.1	Presentation of Claim	23
15.2	Notification of Decision	23
15.3	Review of a Denied Claim	23
15.4	Decision on Review	23
15.5	Legal Action	23
Article 16.	Trust	23
16.1	Establishment of the Trust	23
16.2	Interrelationship of the Plan and the Trust	23
16.3	Distributions From the Trust	23
Article 17.	Miscellaneous Provisions	23
17.1	Status of Plan	23
17.2	Unsecured General Creditor	23
17.3	Source of Payments	23
17.4	Nonassignability	23
17.5	Not a Contract of Employment	23
17.6	Furnishing Information	23
17.7	Terms	23
17.8	Captions	23
17.9	Governing Law	23
17.10	Notice	23

ii

17.11	Successors	23
17.12	Spouse's Interest	23
17.13	Validity	23
17.14	Payments for the Benefit of Incompetent Persons	23
17.15	Court Order	23
17.16	Distribution in the Event of Taxation	23
17.17	Deduction Limitation on Benefit Payments	23
17.18	Insurance	23
17.19	Legal Fees To Enforce Rights After Change in Control	23

iii

GREAT LAKES CHEMICAL CORPORATION
NONQUALIFIED DEFERRED COMPENSATION PLAN
Effective January 1, 2004

Adoption and Purpose

        Great Lakes Chemical Corporation, a Delaware corporation ("Company") has adopted this Great Lakes Chemical Corporation Nonqualified Deferred Compensation Plan ("Plan"), effective January 1, 2004. The purpose of the Plan is to provide specified benefits for a select group of management or highly compensated employees of the Company and/or its participating subsidiaries (together, "Employers") who contribute materially to the continued growth, development, and future business success of the Employers. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. This Plan supersedes in its entirety the Great Lakes Chemical Corporation Supplemental Savings Plan, effective January 1, 1995, as amended ("Prior Supplemental Savings Plan"), and the Great Lakes Chemical Corporation Deferred Compensation Plan, restated as of January 1, 1997, as amended ("Prior Deferred Compensation Plan") (together, the "Prior Plans"), for any and all participants in a Prior Plan who are actively employed by an Employer as of the effective date of this Plan. Any and all credits to such actively employed participants under a Prior Plan as of December 31, 2003, shall be subject to the terms and conditions of this Plan, effective January 1, 2004, and shall be referred to as the "Prior Plan Amount." All participants in a Prior Plan who are not employed by an Employer on the effective date of this Plan shall continue to be participants in such Prior Plan and shall have no rights under this Plan.

ARTICLE 1.
Definitions

        For the purposes of this Plan, unless otherwise clearly apparent from the context, the following terms, when capitalized, shall have the following meanings:

1.1
"Account" shall mean, with respect to a Participant, a bookkeeping account established by the Administrator to record the Participant's interest in the Plan, which shall consist of the Participant's Deferral Account, Employer Contribution Account, Employer Restoration Matching Account, Restricted Stock Account, and Restricted Stock Dividend Account. Where the context so permits, reference to a Participant's Account shall be deemed to refer as well to his "Account Balance."

1.2
"Account Balance" shall mean, with respect to a Participant, a bookkeeping credit equal to the sum of the Participant's (i) Deferral Account balance, (ii) Employer Contribution Account balance, (iii) Employer Restoration Matching Account balance, (iv) Restricted Stock Account balance, and (v) Restricted Stock Dividend Account balance. A Participant's Account Balance shall be a bookkeeping entry utilized solely to measure and determine the amounts to be paid with respect to the Participant pursuant to this Plan.

1.3
"Administrator" shall mean that administrator of the Plan, as determined pursuant to Article 13.

1.4
"Annual Deferral Amount" shall mean, with respect to a Participant, that portion of the Participant's Base Salary and Bonus that the Participant defers in accordance with Article 3 for any one Plan Year. In the event of a Participant's Retirement, Disability (if deferrals cease in accordance with Section 8.1), death, or Termination of Employment before the end of a Plan Year, the Annual Deferral Amount for such Plan Year shall be the amount withheld from the Participant's cash compensation before such event.

1.5
"Annual Installment Method" shall mean an annual installment payment over the number of years selected by the Participant in accordance with this Plan. In calculating the amount of the first annual installment, the Administrator shall first determine the Participant's vested Account Balance as of the close of business on of the last business day of the month in which the Participant Retires or is deemed to have Retired in accordance with Section 8.2(c), and in calculating the amount of the remaining annual installments, the Administrator shall determine the Participant's vested

  Account Balance as of the last business day of the month in which each anniversary of the Participant's Retirement or deemed Retirement under Section 8.2(c) occurs. The Administrator shall determine the amount of each annual installment by multiplying the vested Account Balance determined pursuant to the preceding sentence by a fraction, the numerator of which is one and the denominator of which is the number of remaining annual installments payable to the Participant. By way of example, if the Participant elects the Annual Installment Method to be paid over a ten (10) year period, the first payment shall be 1/10 of the vested Account Balance, calculated as described in this definition. The following year, the payment shall be 1/9 of the vested Account Balance, calculated as described in this definition. The Restricted Stock Account shall be distributable in shares of Stock in the same manner as described above; provided, however, the Administrator may, in its sole discretion, (i) adjust the annual installments to distribute whole shares of Stock and/or (ii) accelerate the distribution of such shares.

1.6
"Base Salary" shall mean, with respect to a Participant for a Plan Year, the annual cash compensation payable by the Employer to the Participant during the Plan Year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances (whether or not such allowances are included in the Participant's gross income); provided, however, "Base Salary" shall not be reduced by compensation that the Employer would otherwise have paid in cash to the Participant during the Plan Year that is either (i) voluntarily deferred or contributed by the Participant pursuant to any qualified or nonqualified plan of an Employer or (ii) excluded from the Participant's gross income under Code Section 125, 402(e)(3), 402(h), or 403(b) pursuant to a plan established or maintained by an Employer.

1.7
"Beneficiary" shall mean one or more persons, trusts, estates, or other entities designated in accordance with Article 10 entitled to receive benefits under this Plan upon the death of a Participant.

1.8
"Beneficiary Designation Form" shall mean the form established from time to time by the Administrator that a Participant must complete, sign, and return to the Administrator to designate one or more Beneficiaries.

1.9
"Board" shall mean the board of directors of the Company or the person, including a committee, to whom the Board has properly delegated authority to act.

1.10
"Bonus" shall mean, with respect to a Plan Year, any compensation in addition to Base Salary payable to a Participant during such Plan Year under an Employer's annual bonus and cash incentive plans.

1.11
"Cause" shall mean, with respect to a Participant, that the Participant's Employer has involuntarily terminated his or her employment, because the Participant has willfully engaged in gross misconduct that is materially injurious to his or her Employer or the Company. For purposes of the preceding sentence, no act or failure to act of the Participant shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was not opposed to the best interests of the Employer. Notwithstanding the foregoing, "Cause" shall be deemed not to exist, unless there shall have been delivered to the Participant before the involuntary termination of his or her employment a copy of a resolution of the Employer's board of directors adopted by the affirmative vote of not less than three-quarters of the entire membership of such board at a meeting of the board called and held for the purpose of determining whether "Cause" exists (after reasonable notice to and an opportunity for Participant, together with his or her counsel, to be heard before the board), finding that in the good faith opinion of the board the Participant was guilty of the conduct specified above.

1.12
"Change in Control" shall mean and shall be deemed to have occurred if the conditions set forth in any one of the following subsections have been satisfied:

(a)
any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company (any such person is hereinafter referred to as a "Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company);

(b)
there is consummated a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation that would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities that represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, immediately after such merger or consolidation, more than 70% of the combined voting power of the voting securities of either the Company or the other entity that survives such merger or consolidation or the parent of the entity that survives such merger or consolidation;

(c)
the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

(d)
during any period of two consecutive years (not including any period prior to the date of the Plan), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Subsection (a), (b), or (c) above) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

    For purposes of the Plan, where a Change in Control results from a series of related transactions, the Change in Control shall be deemed to have occurred on the date of the consummation of the first such transaction. For purposes of Subsection (a) above, the shareholders of another corporation (other than the Company or a corporation described in clause (a)(iv) above) shall be deemed to constitute a Person. The sale, transfer, or other disposition of a subsidiary of the Company shall not constitute a Change in Control giving rise to payments or benefits under the Plan.

    Notwithstanding any other provision hereof, neither a "Change in Control" nor a "Potential Change in Control" shall be deemed to have occurred by virtue of the Company entering into any agreement with respect to, the public announcement of, the approval by the Company's shareholders or directors of, or the consummation of, any transaction or series of integrated transactions (including any merger or other business combination transaction) entered into in connection with, or expressly conditioned upon the occurrence of, a spin-off (such transaction or series of integrated transactions, the "Spin-Off Transaction") immediately following which the recordholders of the common stock of the Company immediately prior to the Spin-Off Transaction continue to have substantially the same proportionate ownership in the spun-off entity as they had in the Company immediately prior to the Spin-Off Transaction; provided that such Spin-Off Transaction (including any related merger or other business combination transaction) has been approved by a vote of a majority of the Company's Continuing Directors (as defined below) then in office. For purposes of the Plan, a "Continuing Director" shall mean any member of the Board who is a member of the Board as of the effective date of the Plan and any person who subsequently becomes a member of the Board, if such person's nomination for election or election to the Board is recommended or approved by a majority of the Continuing Directors.

1.13
"Change in Control Benefit" shall have the meaning set forth in Article 5.

1.14
"Claimant" shall have the meaning set forth in Section 15.1.

1.15
"Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.16
"Committee" shall mean the committee described in Article 13. To the extent that the Committee has properly authorized a person to act on its behalf, the term "Committee" shall include such person.

1.17
"Company" shall mean Great Lakes Chemical Corporation, a Delaware corporation, and any successor to all or substantially all of the Company's assets or business.

1.18
"Deduction Limitation" shall mean the limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan, as set forth in Section 17.17.

1.19
"Deferral Account" shall mean, with respect to a Participant, (i) that portion of the Participant's Prior Plan Amount represented by the Participant's aggregate deferral contributions described in Section 3.1 of the Prior Supplemental Savings Plan and/or the Participant's aggregate deferral contributions under the Prior Deferred Compensation Plan, as well as any appreciation (or depreciation) specifically attributable to such deferral contributions accumulated under such Prior Plan as of December 31, 2003, plus (ii) the sum of all of the Participant's Annual Deferral Amounts, plus (iii) amounts credited or debited to the Participant's Deferral Account in accordance with this Plan, less (iv) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.20
"Disability" or "Disabled" shall mean either (i) that the carrier of any individual or group disability insurance policy sponsored by the Participant's Employer has determined that the Participant is disabled within the meaning of the applicable policy or (ii) the Social Security Administration has determined that the Participant is disabled within the meaning of the Social Security Act. Upon request by the Employer, the Participant must submit proof of the carrier's or Social Security Administration's determination.

1.21
"Disability Benefit" shall mean the benefit set forth in Article 8.

1.22
"Election Form" shall mean the form established from time to time by the Administrator that a Participant must complete, sign, and return to the Administrator to make an election under the Plan.

1.23
"Employee" shall mean a common law employee of an Employer.

1.24
"Employer" shall mean the Company and/or any subsidiary of the Company (now in existence or hereafter formed or acquired) that has been selected by the Board to participate in the Plan and has adopted the Plan as a participating Employer. An Employer (other than the Company) shall cease to be an Employer at such time as it is no longer a subsidiary of the Company.

1.25
"Employer Contribution Account" shall mean, with respect to a Participant, (i) the sum of the Participant's Employer Contribution Amounts, plus (ii) amounts credited or debited to the

  Participant's Employer Contribution Account in accordance with this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Employer Contribution Account.

1.26
"Employer Contribution Amount" shall mean, for any one Plan Year, the amount determined in accordance with Section 3.6.

1.27
"Employer Restoration Matching Account" shall mean, with respect to a Participant, (i) that portion of the Participant's Prior Plan Amount represented by the Participant's aggregate matching contributions described in Section 3.2 of the Prior Supplemental Savings Plan, as well as any appreciation (or depreciation) specifically attributable to such matching contributions accumulated under the Prior Supplemental Savings Plan as of December 31, 2003, plus (ii) the sum of all of the Participant's Employer Restoration Matching Amounts, plus (iii) amounts credited or debited to the Participant's Employer Restoration Matching Account in accordance with this Plan, less (iv) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Employer Restoration Matching Account.

1.28
"Employer Restoration Matching Amount" shall mean, for any one Plan Year, the amount determined in accordance with Section 3.7.

1.29
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.30
"401(k) Plan" shall the Great Lakes Savings Plan, which was previously adopted by the Company, as it may be amended from time to time.

1.31
"Good Reason" shall mean, with respect to a Participant, the following:

(a)
without the Participant's express written consent, a material reduction in the Participant's duties, responsibilities, or status with the Company and its subsidiaries as in effect immediately prior to a Change in Control or Potential Change in Control, or a change in the Participant's titles or offices (to a lesser title or office) as in effect immediately prior to a Change in Control or Potential Change in Control, or any removal of the Participant from or any failure to reelect or reappoint the Participant to any of such positions, except in connection with termination of the Participant's employment for Cause or by the Participant for other than Good Reason;

(b)
a reduction by the Company and its subsidiaries in a Participant's base salary or perquisites as in effect immediately prior to a Change in Control or Potential Change in Control;

(c)
the material reduction by the Company and its subsidiaries of the benefits provided to the Participant in any thrift, incentive, or compensation plan, or any pension, life insurance, health and accident, or disability plan in which the Participant is participating at the time of a Change in Control or Potential Change in Control (or plans providing the Participant with substantially similar benefits), or the taking of any action by the Company and/or its subsidiaries that would adversely affect the Participant's participation in or materially reduce the Participant's benefits under any of such plans or deprive the Participant of any material fringe benefit enjoyed by the Participant at the time of the Change in Control or Potential Change in Control, unless such reduction or action is generally applicable to all employees of the Company or the relevant subsidiary; or

(d)
the Company and its subsidiaries require the Participant regularly to perform the duties of his or her employment beyond a fifty mile radius from the location of the Participant's employment immediately prior to the Change in Control or Potential Change in Control;

  provided, however, that: (i) any termination of employment by a Participant shall not be considered a termination for Good Reason if such termination occurs after the Participant has been absent from work for a continuous period of at least six (6) months as a result of the Participant's incapacity due to physical or mental illness ("Disability Period") and occurs while the Participant is receiving benefits under the Company's (or any subsidiary's) long-term disability plan (if such benefits are at least as favorable to the Participant as those available under the Company's (or such subsidiary's) long-term disability plan in effect immediately prior to the Change in Control or Potential Change in Control); and (ii) if the Participant returns to work following a Disability Period, clause (i) above shall not apply in determining whether Good Reason exists following such return.

1.32
"In-Service Distribution" shall mean the distribution described in Section 4.1.

1.33
"Measurement Fund" shall mean a fund selected by the Administrator pursuant to Section 3.10 that is used to measure the additional credits and debits to be allocated to a Participant's Accounts, as provided in Section 3.10.

1.34
"Participant" shall mean any Employee (i) who is selected by the Board to participate in the Plan, (ii) who submits a completed and executed Plan Agreement, Election Form, and Beneficiary Designation Form, all of which are accepted by the Administrator, (iii) whose Plan Agreement has not terminated, and (iv) whose entire vested Account Balance has not been distributed or forfeited. A spouse or former spouse of a Participant shall not be treated as a Participant or have an account balance under the Plan, even if he or she has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.35
"Plan" shall mean the Great Lakes Chemical Corporation Nonqualified Deferred Compensation Plan, as set out in this instrument, as amended from time to time, and each Plan Agreement, as amended from time to time.

1.36
"Plan Agreement" shall mean a written agreement, amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant's Employer shall provide for the entire benefit to which such Participant is entitled under the Plan. Should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant. As part of each Plan Agreement, a Participant shall agree to be bound by the terms and conditions of the Plan.

1.37
"Plan Year" shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year. The first Plan Year shall begin January 1, 2004.

1.38
"Potential Change in Control" shall mean and shall be deemed to have occurred if the conditions set forth in any one of the following subsections have been satisfied:

(a)
any Person (as defined in Section 1.12) is or becomes the beneficial owner, directly or indirectly, of 10% or more of the outstanding common stock of the Company unless such Person has reported or is required to report such ownership on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report), which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the common stock) so long as such Person neither reports nor is required to report such ownership other than as described in this clause; or

  (b)
  the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or

  (c)
  any Person (as defined in Section 1.12) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute or result in a Change in Control; or

  (d)
  any Person (as defined in Section 1.12) commences a solicitation (as defined in Rule 14a-1 of the Exchange Act) of proxies or consents which has the purpose of effecting or would (if successful) result in a Change in Control; or

  (e)
  a tender or exchange offer for at least 10% of the outstanding voting securities of the Company, made by a Person (as defined in Section 1.12), is first published or sent or given (within the meaning of Rule 14d-2(a) of the Exchange Act).

1.39
"Prior Deferred Compensation Plan" shall mean the Great Lakes Chemical Corporation Deferred Compensation Plan, restated as of January 1, 1997, as amended.

1.40
"Prior Plan" shall mean the Prior Deferred Compensation Plan or the Prior Supplemental Savings Plan.

1.41
"Prior Plan Amount" shall mean the amount determined in accordance with Section 3.5.

1.42
"Prior Supplemental Savings Plan" shall mean the Great Lakes Chemical Corporation Supplemental Savings Plan, effective January 1, 1995, as amended.

1.43
"Quarterly Installment Method" shall mean a quarterly installment payment over the number of years selected by the Participant or Administrator, as applicable, in accordance with this Plan. In calculating the amount of the first quarterly installment, the Administrator shall first determine the Participant's vested Account Balance as of the close of business on the last business day of the month in which the Participant Retires, is deemed to have Retired in accordance with Section 8.2(c), or experiences a Termination of Employment. In calculating the amount of the remaining quarterly installments, the Administrator shall first determine the Participant's vested Account Balance as of the close of business on the last business day of the month in each following calendar quarter corresponding to the month in which the Participant Retired, was deemed to have Retired in accordance with Section 8.2(c), or experienced a Termination of Employment. For example, if a Participant Retires on February 10, his or her vested Account Balance for the first quarterly installment shall be determined as of the last business day in February; his or her vested Account Balance for the second quarterly installment shall be determined as of the last business day in May; his or her vested Account Balance for the third quarterly installment shall be determined as of the last business day in August; and his or her vested Account Balance for the fourth quarterly installment shall be determined as of the last business day in November. Each quarterly installment shall be calculated by multiplying the vested Account Balance determined pursuant to the preceding provisions by a fraction, the numerator of which is one and the denominator of which is the remaining number of quarterly installments payable to the Participant. By way of example, if the Participant elects the Quarterly Installment Method to be paid over a ten (10) year period, the first payment shall be 1/40 of the Participant's vested Account Balance, calculated as provided above. The following quarter, the payment shall be 1/39 of the Participant's vested Account Balance, calculated as provided above. The Restricted Stock Account shall be distributable in shares of Stock in the same manner as described above; provided, however, the Administrator may, in its sole discretion, (i) adjust the quarterly installments to avoid the distribution of fractional shares of Stock and/or (ii) accelerate the distribution of such shares of Stock.

1.44
"Restricted Stock" shall mean rights to receive unvested shares of restricted stock selected by the Administrator in its sole discretion and awarded to the Participant under any Great Lakes Chemical Corporation stock incentive plan.

1.45
"Restricted Stock Account" shall mean, with respect to a Participant, the sum of (i) the number of shares of Restricted Stock deferred by the Participant as a result of all Restricted Stock Amounts, less (ii) the number of shares of Stock previously distributed to the Participant or his or her Beneficiary pursuant to this Plan, subject in each case to any additional adjustments to the number of such shares determined by the Administrator pursuant to Section 3.10.

1.46
"Restricted Stock Amount" shall mean, with respect to a Participant for any one Plan Year, the Restricted Stock shares deferred in accordance with Section 3.8 of this Plan. In the event of a Participant's Retirement, Disability (if deferrals cease in accordance with Section 8.1), death, or a Termination of Employment prior to the end of a Plan Year, the Restricted Stock Amount for such Plan Year shall be the actual amount deferred prior to such event.

1.47
"Restricted Stock Dividend Account" shall mean the sum of (i) the dividend amounts credited to the Restricted Stock Dividend Account pursuant to Subsection 3.10(c), plus (ii) amounts credited or debited to the Participant's Restricted Stock Dividend Account pursuant to this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Restricted Stock Dividend Account.

1.48
"Retirement", "Retire" or "Retired" shall mean severance from employment from all Employers on or after the earlier of the attainment of (i) age sixty-five (65) or (ii) age fifty-five (55) with five (5) Years of Service, for any reason other than a leave of absence, death, or Disability.

1.49
"Retirement Benefit" shall mean the benefit set forth in Article 6.

1.50
"Stock" shall mean Great Lakes Chemical Corporation common stock, $1.00 par value, or any other equity securities of the Company designated by the Administrator.

1.51
"Survivor Benefit" shall mean the benefit set forth in Article 9.

1.52
"Termination Benefit" shall mean the benefit set forth in Article 7.

1.53
"Termination of Employment" shall mean the severing of employment with all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death, or an authorized leave of absence.

1.54
"Trust" shall mean one or more trusts established by the Company in accordance with Article 16.

1.55
"Unforeseeable Financial Emergency" shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant's property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Administrator.

1.56
"Years of Service" shall mean the total number of full years in which a Participant has been employed by one or more Employers. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee's date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date.

ARTICLE 2.
Eligibility and Participation

2.1
Selection by Administrator.    Participation in the Plan shall be limited to a select group of management and/or highly compensated Employees, as determined by the Administrator in its sole discretion. From that group, the Administrator shall select, in its sole discretion, Employees to participate in the Plan.

2.2
Enrollment Requirements.    As a condition of participation, each selected Employee must complete, execute, and return to the Administrator a Plan Agreement, an Election Form, and a Beneficiary Designation Form, all within thirty (30) days after receiving notice that he or she has been selected to participate in the Plan. In addition, the Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary or appropriate.

2.3
Commencement of Participation.    An Employee shall commence participation in the Plan on the later of (i) the date on which he or she is first eligible to participate, as determined by the Administrator, or (ii) the first day of the month following the month in which the Employee completes all enrollment requirements set forth in this Plan and/or required by the Administrator, including returning all required documents to the Administrator within the specified time period. If an Employee fails to meet all enrollment requirements, including the requirements specified in Section 2.2, within the period required, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Administrator of the required documents.

2.4
Termination of Participation and/or Deferrals.    If the Administrator determines in good faith that an actively employed Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, the Administrator shall have the right, in its sole discretion, to (i) terminate any deferral election that the Participant has made for the remainder of the Plan Year in which the Participant's membership status changes, (ii) prevent the Participant from making future deferral elections, and/or (iii) terminate the Participant's participation in the Plan and cause the prompt distribution of the Participant's then vested Account Balance as a Termination Benefit. Unless a Participant's participation terminates earlier under the preceding provisions of this Section or another provision of the Plan, a Participant shall cease to be such upon the distribution or forfeiture of his or her entire Account Balance.

ARTICLE 3.
Credits to Accounts and Vesting

3.1
Minimum Deferrals.
(a)
Annual Deferral Amount.    For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary and/or Bonus in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Salary and/or Bonus	$5,000 aggregate

    If an election is made for less than the stated minimum amounts, or if no election is made, the amount deferred shall be zero.

  (b)
  Restricted Stock Amount.    For each grant of Restricted Stock, a Participant may elect to defer, as his or her Restricted Stock Amount, Restricted Stock in the following minimum percentage:

Deferral	Minimum Percentage
Restricted Stock	0%

        If no election is made, the percentage deferred shall be zero.

  (c)
  Short Plan Year.    Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the minimum Annual Deferral Amount shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2
Maximum Deferral.
(a)
Annual Deferral Amount.    For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary and/or Bonus up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage
Base Salary	75%
Bonus	100%
  (b)
  Restricted Stock Amount.    For each grant of Restricted Stock, a Participant may elect to defer, as his or her Restricted Stock Amount, Restricted Stock in the following maximum percentage:

Deferral	Maximum Percentage
Restricted Stock	100%
  (c)
  Short Plan Year.    Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount (i) with respect to Base Salary shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Administrator for acceptance, and (ii) with respect to Bonus, shall be limited to those amounts deemed eligible for deferral, in the sole discretion of the Administrator.

3.3
Deferral Elections.
(a)
First Plan Year.    In connection with a Participant's commencement of participation in the Plan, the Participant shall make a deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Administrator deems necessary or desirable under the Plan. For an election to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Administrator (in accordance with Section 2.2 above), and accepted by the Administrator.

(b)
Subsequent Plan Years.    For each succeeding Plan Year, the Participant shall make a deferral election for that Plan Year, and such other elections as the Administrator deems necessary or desirable under the Plan, by timely delivering a new Election Form to the Administrator, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made. If a Election Form is not timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

(c)
Restricted Stock Deferral.    For an election to defer Restricted Stock to be valid, (i) a separate Election Form must be completed and signed by the Participant with respect to such Restricted Stock, and (ii) such Election Form must be timely delivered to the Administrator and accepted by the Administrator at least six (6) months prior to the date on which such Restricted Stock vests under the terms of the Great Lakes Chemical Corporation stock incentive plan.

(d)
Revocation of Deferral Election.    Except as expressly provided in this Subsection, a Participant may not change a deferral election with respect to a Plan Year after the beginning of that Plan Year. Notwithstanding the preceding provisions of this Section, to the extent required by applicable law, a Participant shall be permitted to revoke his or her deferral election prospectively at any time by providing written notice of revocation to his or her Employer, in which case the revocation shall become effective as soon as administratively feasible after the Employer receives such notice. If a Participant revokes a deferral election pursuant to this Subsection, the Participant shall not be entitled to further Deferral Amounts, Employer Contribution Amounts, Employer Restoration Matching Amounts, or Restricted Stock Amounts for the remainder of the Plan Year or the following Plan Year.

3.4
Withholding and Crediting of Annual Deferral Amounts.    For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The portion of the Annual Deferral Amount attributable to Bonus shall be withheld at the time the Bonus is or otherwise would have been paid to the Participant. Annual Deferral Amounts shall be credited to a Participant's Deferral Account at the time such amounts would otherwise have been paid to the Participant.

3.5
Crediting of Prior Plan Amount.    Only Participants who participated in a Prior Plan and who are active Employees on January 1, 2004, shall have Prior Plan Amounts. The Prior Plan Amount of any such Participant shall be equal to the Participant's "account" under the Prior Plans as of December 31, 2003. The Prior Plan Amount shall be composed of elective deferrals and employee contributions accumulated under the Prior Plans, which shall retain their character as elective deferrals and employer contributions under this Plan. A Participant's Prior Plan Amount shall be credited to his or her Deferral Account and Employer Restoration Matching Account, as applicable, under this Plan as of the effective date of this Plan and shall be subject to the terms and conditions of this Plan. Any Participant with a Prior Plan Account shall have no right to demand distribution of such amounts other than as specifically provided for herein. Within 180 days after the effective date of this Plan, the Administrator shall provide each Participant with a written notice stating the Participant's Prior Plan Amount, if any. Unless the Participant objects in writing to the Administrator's determination of such Prior Plan Amount within sixty (60) days after receiving such notice, the Administrator's determination of such amount shall be conclusive.

3.6
Crediting of Employer Contribution Amounts.    For each Plan Year, an Employer, in its sole discretion, may credit any amount that it chooses to the Employer Contribution Account of any Participant that it employs, which amount shall be the Employer Contribution Amount with respect to Participant for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Employer Contribution Amount for that Plan Year. The Employer Contribution Amount for a Plan Year, if any, shall be credited to the Participant's Employer Contribution Account as of a date or dates during that Plan Year specified by the Employer, in its sole discretion.

3.7
Crediting of Employer Restoration Matching Amounts.    A Participant's Employer Restoration Matching Amount for any Plan Year shall be equal to the matching contributions that his or her Employer would have made to the 401(k) Plan with respect to the Participant on the amount of Base Salary deferred pursuant to this Plan for such Plan Year had such Base Salary deferral been contributed to the 401(k) Plan instead. The Employer Restoration Matching Amount for a Plan Year shall be credited to the Participant's Employer Matching Restoration Account as of the last day of the Plan Year.

3.8
Crediting of Restricted Stock Amounts.    Subject to any terms and conditions imposed by the Administrator, a Participant may elect to defer Restricted Stock pursuant to the Plan. The portion of any Restricted Stock deferral shall, at the time the Restricted Stock would otherwise vest under the terms of the Great Lakes Chemical Corporation stock incentive plan but for the election to defer, be credited to the Participant's Restricted Stock Account and reflected on the books of the Company as an unfunded, unsecured promise to deliver to the Participant a specific number of shares of Stock in the future. The amount credited to a Participant's Restricted Stock Account during a Plan Year pursuant to this Section shall be his or her Restricted Stock Amount for the Plan Year.

3.9
Vesting.
(a)
A Participant shall at all times be 100% vested in his or her Deferral Account, Restricted Stock Account, and Restricted Stock Dividend Account.

(b)
A Participant shall be vested in his or her Employer Contribution Account in accordance with the vesting schedule set forth in his or her Plan Agreement. If not addressed in the Plan Agreement, a Participant shall vest in his or her Employer Contribution Account in the same manner as the Participant vests in his or her Employer Restoration Matching Account.

(c)
A Participant shall be vested in his or her Employer Restoration Matching Account only to the extent that the Participant would be vested in such amounts under the provisions of the 401(k) Plan, as determined by the Administrator in its sole discretion.

(d)
Notwithstanding anything to the contrary contained in this Section 3.9, in the event of a Change in Control, or upon a Participant's Retirement or Disability or death while employed by an Employer, the Participant's Employer Contribution Account and Employer Restoration Matching Account shall immediately become 100% vested (if not already vested in accordance with the above vesting schedules).

(e)
Notwithstanding Subsection (d) above, the vesting schedule for a Participant's Employer Contribution Account and Employer Restoration Matching Account shall not be accelerated upon a Change in Control to the extent that the Administrator determines that such acceleration would cause the deduction limitations of Code Section 280G to become effective. In the event that all of a Participant's Employer Contribution Account and/or Employer Restoration Matching Account is not vested pursuant to such a determination, the Participant may request independent verification of the Administrator's calculations with respect to the application of Section 280G. In such case, the Administrator must provide to the Participant within ninety (90) days of such a request an opinion from a nationally recognized accounting firm selected by the Participant ("Accounting Firm"). The opinion shall state the Accounting Firm's opinion that any limitation in the vested percentage hereunder is necessary to avoid the limits of Section 280G and contain supporting calculations. The cost of such opinion shall be paid for by the Employer.

(f)
Subsection (e) shall not prevent the acceleration of the vesting schedule applicable to a Participant's Employer Contribution Account and/or Employer Restoration Matching Account, if such Participant is entitled to a "gross-up" payment to eliminate the effect of the Code Section 4999 excise tax pursuant to his or her employment agreement or other agreement with the Employer.

(g)
If a Participant's employment with all Employers terminates for any reason before his or her Account becomes fully vested, the non-Vested portion of the Participant's Account shall be forfeited as of the date of such termination.

3.10
Crediting/Debiting of Account Balances.    In accordance with, and subject to, the rules and procedures that are established from time to time by the Administrator, in its sole discretion, amounts shall be credited or debited to a Participant's Account in accordance with the following rules:

(a)
Measurement Funds.    The Administrator shall select one or more Measurement Funds to be available for determining additional credits and debits to be allocated to a Participant's Account (except for his or her Restricted Stock Account). As it deems appropriate, the Administrator may discontinue, substitute, or add a Measurement Fund. Each such action shall take effect as of the first day of the first calendar quarter that begins at least thirty (30) days after the day on which the Administrator gives Participants advance written notice of such change, unless the Administrator determines, in its discretion, that a delay in the effective date of such action would be inappropriate. The Administrator shall have no fiduciary duty to Participants in selecting, discontinuing, substituting, or adding Measurement Funds.

  (b)
  Election of Measurement Funds.    Each Participant may elect one or more of the Measurement Funds to be used for the purpose of crediting or debiting additional amounts to the portion of his or her Account not consisting of the Restricted Stock Account. In connection with his or her initial deferral election in accordance with Section 3.3(a), each Participant shall elect, on the Election Form, one or more Measurement Funds. If a Participant does not elect any of the available Measurement Funds, the lowest-risk Measurement Fund, as determined by the Administrator, shall be used to determine additional credits and debits to the Participant's Account (other than his or her Restricted Stock Account). A Participant may elect, by submitting an Election Form to the Administrator that is accepted by the Administrator, to add or delete one or more Measurement Funds, and/or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Administrator and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

  (c)
  Credits to Restricted Stock Dividend Account.

    A Participant's Restricted Stock Account shall be credited only with that Participant's Restricted Stock Amounts; provided, however, the number of shares of Stock credited to each Participant's Restricted Stock Account may be adjusted by the Administrator, as it deems appropriate, to prevent any reorganization, reclassification, stock split, or other unusual corporate transaction or event that affects the value of the Stock from decreasing or increasing Participants' rights with respect to their Restricted Stock Accounts. Any stock dividends, cash dividends, or other non-stock dividends that would have been payable on the Stock credited to a Participant's Restricted Stock Account shall be credited to such Participant's Restricted Stock Dividend Account. The amount credited to the Participant's Restricted Stock Dividend Account with respect to a stock dividend shall be equal to (i) the number of shares of Stock credited to the Participant's Restricted Stock Account as of the payment date for such dividend, multiplied by (ii) the number of additional shares of Stock paid as a dividend with respect to each share of Stock, divided by (iii) the fair market value of a share of Stock on the payment date for the dividend, as determined by the Administrator. The amount credited to the Participant's Restricted Stock Dividend Account with respect to a cash or other non-stock dividend shall be equal to (i) the number of shares of Stock credited to the Participant's Restricted Stock Account as of the payment date for such dividend, multiplied by (ii) the fair market value of the dividend on each share of Stock.

  (d)
  Proportionate Allocation.    In making any election described in Subsection (b) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account (other that the Restricted Stock Account) to be allocated to a Measurement Fund (as if the Participant were making an investment in that Measurement Fund with that portion of his or her Account Balance).

  (e)
  Crediting or Debiting Method.    The performance of each Measurement Fund (either positive or negative) shall be determined by the Administrator, in its sole discretion, on a daily basis. The Administrator shall cause each Participant's Account to be credited or debited on a daily basis to reflect the earnings that would have been allocated to the Account, if it had been invested in the Measurement Funds in the same proportions as the Account is allocated to such Measurement Funds. In making determinations pursuant to the preceding sentence, the

    Administrator is permitted to follow such procedures and make such approximations as it deems appropriate.

  (f)
  No Actual Investment.    Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts, and the crediting or debiting of such amounts to a Participant's Account Balance shall not be considered or construed in any manner as an actual investment of the Participant or his or her Account Balance in any Measurement Fund. In the event that an Employer or the trustee of the Trust, in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company, his or her Employer, or the Trust.

3.11
FICA and Other Taxes.
(a)
Annual Deferral Amounts.    For each Plan Year in which an Annual Deferral Amount is withheld from a Participant's compensation, the Participant's Employer shall withhold from that portion of the Participant's Base Salary and/or Bonus that is not being deferred, in a manner determined by the Employer, the Participant's share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Administrator may reduce the Annual Deferral Amount to comply with applicable withholding requirements.

(b)
Employer Restoration Matching Account and Employer Contribution Account.    When a Participant becomes vested in a portion of his or her Employer Restoration Matching Account and/or Employer Contribution Account, the Participant's Employer shall withhold from the Participant's Base Salary and/or Bonus that is not deferred, in a manner determined by the Employer, the Participant's share of FICA and other employment taxes on such Employer Restoration Matching Amount and/or Employer Contribution Amount. If necessary, the Administrator may reduce the vested portion of the Participant's Employer Restoration Matching Account and/or Employer Contribution Account, as applicable, to comply with applicable withholding requirements.

(c)
Restricted Stock Amounts.    For each Plan Year in which a Restricted Stock Amount is first credited to a Participant's Restricted Stock Account, the Participant's Employer shall withhold from that portion of the Participant's Base Salary and/or Bonus that is not being deferred, in a manner determined by the Employer, the Participant's share of FICA and other employment taxes on such Restricted Stock Amount. If necessary, the Administrator may reduce the Restricted Stock Amount to comply with applicable withholding requirements.

(d)
Withholding from Distributions.    The Participant's Employer, or the trustee of the Trust, shall withhold from any payments made with respect to a Participant under this Plan, all federal, state, and local income, employment, and other taxes required to be withheld by the Employer, or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer and the trustee of the Trust.

ARTICLE 4.
In-Service Distributions

4.1
Elected In-Service Distributions.    In connection with each deferral election for a Plan Year, a Participant may irrevocably elect to receive an In-Service Distribution as permitted under this Section with respect to all or a portion of (i) the Annual Deferral Amount for such Plan Year, (ii) the Employer Contribution Amount for such Plan Year, and (iii) the Employer Restoration Matching Amount for such Plan Year. The In-Service Distribution shall be a lump sum payment in an amount that is equal to the portion of such Annual Deferral Amount, the vested portion of such Employer Contribution Amount, and the vested portion of such Employer Restoration Matching Amount that the Participant elected to have distributed as an In-Service Distribution, plus amounts credited or debited in the manner provided in Section 3.10 with respect to that amount, calculated as of the close of business on the last day of the Plan Year preceding the Plan Year in which the distribution is made. Each In-Service Distribution elected shall be paid to the Participant during a sixty (60) day period commencing immediately after the first day of any Plan Year designated by the Participant, which Plan Year must be at least three Plan Years after the end of the Plan Year in which the Annual Deferral Amount is deferred, or the Employer Contribution Amount or Employer Restoration Matching Amount is credited to the Participant's Account. By way of example, if in connection with his or her election to defer for 2004, a Participant elects an In-Service Distribution in 2008 for Annual Deferral Amounts deferred in the Plan Year commencing January 1, 2004, the In-Service Distribution would become payable during a sixty (60) day period commencing January 1, 2008. Notwithstanding the preceding provisions, the Administrator shall, in its sole discretion, adjust the amount distributable as an In-Service Distribution, if any portion of the Employer Contribution Amount or Employer Restoration Matching Amount is not vested on the date of the In-Service Distribution.

4.2
Other Benefits Take Precedence Over In-Service Distributions.    Should an event occur that triggers a benefit under Article 5, 6, 7, 8, or 9, any Annual Deferral Amount, Employer Contribution Amount, and/or Employer Restoration Matching Amount, plus amounts credited or debited thereon, that is subject to an In-Service Distribution election under Section 4.1 shall not be paid in accordance with Section 4.1, but shall be paid in accordance with the other applicable Article.

4.3
Distributions on Account of Unforeseeable Financial Emergencies.
(a)
If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Administrator to suspend deferrals of Base Salary, Bonus, and Restricted Stock required to be made by such Participant, to the extent deemed necessary by the Administrator to satisfy the Unforeseeable Financial Emergency. If suspension of deferrals is not sufficient to satisfy the Participant's Unforeseeable Financial Emergency, the Participant may further petition the Administrator to receive a partial or full distribution of his Account Balance. The Participant shall receive a distribution from the Plan only to the extent that the Administrator deems such distribution necessary to satisfy the Participant's Unforeseeable Financial Emergency.

(b)
The distribution to a Participant pursuant to Subsection (a) shall not exceed the lesser of (i) the Participant's vested Account Balance, excluding the portion of the Account Balance attributable to the Restricted Stock Account, calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Administrator in its sole discretion, or (ii) the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. Notwithstanding the foregoing, a Participant may not receive a distribution under the Plan to the extent that the Unforeseeable Financial Emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by suspension of deferrals under this Plan.

(c)
If the Administrator, in its sole discretion, approves a Participant's petition for suspension, the Participant's deferrals under this Plan shall be suspended as of the date of such approval. If the Administrator, in its sole discretion, approves a Participant's petition for suspension and distribution, the Participant's deferrals under this Plan shall be suspended as of the date of such approval, and the Participant shall receive a distribution under the Plan within sixty (60) days of the date of such approval.

ARTICLE 5.
Change in Control Benefit

5.1
Change in Control Benefit.    If a Change in Control or a Potential Change in Control occurs prior to the Participant's Termination of Employment, Retirement, death, or Disability, and within three years following such Change of Control or within three months following such Potential Change in Control, the Participant's employment is terminated involuntarily for a reason other than Cause, or the Participant terminates his employment voluntarily for Good Reason, the Participant's Account Balance shall be distributed to him as a lump sum payment within sixty (60) days after his termination of employment. For purposes of determining the amount of the Participant's Change in Control Benefit, the Participant's Account Balance shall be determined as of the last business day of the month in which his or her employment terminates.

ARTICLE 6.
Retirement Benefits

6.1
Retirement Benefit.    If Participant Retires, his or her Account Balance shall be distributed as provided in Section 6.2.

6.2
Payment of Retirement Benefit.    A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive his or her Retirement Benefit in one of the following forms: (i) a lump sum, (ii) pursuant to the Quarterly Installment Method over a period of up to 15 years, or (iii) pursuant to the Annual Installment Method over a period of up to 15 years. The Participant may change his or her election to an allowable alternative payout period by submitting a new Election Form to the Administrator, provided that any such Election Form is submitted to and accepted by the Administrator in its sole discretion at least twenty-four (24) months prior to the Participant's Retirement. The Election Form most recently accepted by the Administrator shall govern the payout of the Retirement Benefit. If a Participant does not make any election with respect to the payment of his or her Retirement Benefit, then such benefit shall be payable in a lump sum. The amount of the lump sum payment or first installment payment shall be based on the value of the Participant's Account Balance as of the last business day of the month in which the Participant Retires. Distribution of the Participant's Account Balance shall be made (if payable in a lump sum) or begin (if payable in installments), no later than sixty (60) days after the Participant Retires. If the Participant chooses the Quarterly Installment Method, remaining quarterly installments shall be paid on or around the same date (as the date of the first installment) of the corresponding month in each following calendar quarter of the payout period. If the Participant chooses the Annual Installment Method, remaining annual installments, if any, shall be paid on or around each anniversary of the original payment date in each following calendar year of the payout period. If a Participant dies before receiving his or her entire Account Balance, the remainder of the Participant's Account Balance shall be distributed to his or her Beneficiary as provided in Article 9.

ARTICLE 7.
Termination Benefits

7.1
Termination Benefit.    If Participant experiences a Termination of Employment, his or her vested Account Balance shall be distributed as provided in Section 7.2.

7.2
Payment of Termination Benefit.    A Participant's Termination Benefit shall be paid to the Participant in a lump sum, provided, however, if the Participant's vested Account Balance, as of the date on which the Participant experiences the Termination of Employment, is equal to or greater than twenty-five thousand dollars ($25,000), the Administrator may, in its sole discretion, cause the Termination Benefit to be paid pursuant to the Quarterly Installment Method over a period of up to five (5) years. The amount of the lump sum payment or first installment payment shall be based on the Participant's vested Account Balance, determined as of the last business day of the month in which the Participant incurred a Termination of Employment. The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the date on which the Participant experiences the Termination of Employment. Remaining quarterly installments, if any, shall be paid on or around the same date (as the date of the first installment) of the corresponding month in each following calendar quarter of the payout period. If a Participant dies before receiving his or her entire vested Account Balance, the remainder of the Participant's vested Account Balance shall be distributed to his or her Beneficiary as provided in Article 9.

ARTICLE 8.
Disability Waiver and Benefits

8.1
Disability Waiver.

(a)
Waiver of Deferral.    A Disabled Participant shall continue to be eligible for the benefits provided in Articles 4, 5, 6, 7, 8, or 9 in accordance with the provisions of those Articles, and any previously elected deferrals of Restricted Stock shall continue to be withheld during such Disability in accordance with Section 3.3. However, a Disabled Participant shall be excused from fulfilling his or her Annual Deferral Amount commitment during the remainder of the Plan Year in which the Participant first becomes Disabled. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections.

(b)
Deferral Following Disability.    If a Participant returns to employment with an Employer after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount and Restricted Stock Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant; provided such deferral elections are otherwise allowed, and an Election Form is delivered to and accepted by the Administrator for each such election in accordance with Section 3.3 above.

8.2
Disability Benefit.

(a)
Continued Eligibility.    A Disabled Participant shall, for benefit purposes under this Plan, continue to be considered to be employed, and shall be eligible for the benefits provided for in Articles 4, 5, 6, 7, or 9 in accordance with the provisions of those Articles. Notwithstanding the above, the Administrator shall have the right, in its sole and absolute discretion and for purposes of this Plan only, to deem the Participant's employment to have terminated at any time after such Participant is determined to be Disabled.

(b)
Deemed Termination of Employment.    If, in the Administrator's discretion, the Disabled Participant's employment is deemed terminated, and such Participant is not otherwise eligible to Retire, the Participant shall be deemed to have experienced a Termination of Employment, and the Participant's vested Account Balance shall be distributed to him or her in a lump sum payment; provided, however, if the Participant's vested Account Balance is equal to or greater than twenty-five thousand dollars ($25,000) as of the date on which the Administrator deems the Disabled Participant to have experienced a Termination of Employment, the Administrator may, in its sole discretion, cause the Termination Benefit to be paid pursuant to the Quarterly Installment Method over a period of up to five (5) years. The amount of the lump sum payment or first installment shall be based on the value of the Participant's vested Account Balance, determined as of the last business day of the month in which the Participant's Termination of Employment is deemed to have occurred. The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the date on which the Administrator deems the Disabled Participant to have experienced a Termination of Employment. Remaining quarterly installments, if any, shall be paid on or around the same date (as the date of the first installment) of the corresponding month in each following calendar quarter before the final quarterly installment. If a Participant dies before receiving his or her entire vested Account Balance, the remainder of the Participant's vested Account Balance shall be distributed to his or her Beneficiary as provided in Article 9.

  (c)
  Deemed Retirement.    If, in the Administrator's discretion, a Disabled Participant's employment is deemed terminated, and the Participant is otherwise eligible to Retire, the Participant shall be deemed to have Retired, and his or her vested Account Balance shall be distributed in the same form in which the Participant elected to receive his or her Retirement Benefit. The amount of the lump sum payment or first installment payment shall be based on the value of the Participant's Account Balance as of the last business day of the month in which the Participant is deemed to have Retired. The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the Administrator deems the Disabled Participant to have Retired. Remaining quarterly installments, if any, shall be paid on or around the same date (as the date of the first installment) of the corresponding month in each following calendar quarter of the payout period. Remaining annual installments, if any, shall be paid on or around each anniversary of the original payment date in each following calendar year of the payout period. If a Participant dies before receiving his or her entire vested Account Balance, the remainder of the Participant's vested Account Balance shall be distributed to his or her Beneficiary as provided in Article 9.

ARTICLE 9.
Survivor Benefits

9.1
Survivor Benefit.    If a Participant dies before receiving distribution of his or her entire vested Account Balance, the Participant's remaining vested Account Balance shall be distributed to his or her Beneficiary as provided in Section 9.2.

9.2
Payment of Survivor Benefit.    The Survivor Benefit shall be paid to the Participant's Beneficiary in a lump sum payment no later than sixty (60) days after the date on which the Administrator is provided with proof satisfactory to the Administrator of the Participant's death.

ARTICLE 10.
Beneficiary Designations

10.1
Beneficiary.    Each Participant shall have the right, at any time, to designate one or more primary and/or contingent Beneficiaries to receive any benefits payable under the Plan on account of the Participant's death. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

10.2
Beneficiary Designation; Change of Beneficiary Designation; Spousal Consent.    A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form and returning it to the Administrator. A Participant shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Administrator's rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary on a Beneficiary Designation Form, the spouse's consent must be provided in a form designated by the Administrator, executed by the spouse, and returned to the Administrator. Upon the acceptance by the Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled.

10.3
Acknowledgment.    No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Administrator.

10.4
No Beneficiary Designation.    If a Participant fails to designate a Beneficiary as provided in Sections 10.1, 10.2, and 10.3 above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be payable to the executor or personal representative of the Participant's estate.

10.5
Doubt as to Beneficiary.    If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrator shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until such doubt is resolved to the Administrator's satisfaction.

10.6
Discharge of Obligations.    The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Administrator from all further obligations under this Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 11.
Leaves of Absence

11.1
Paid Leave of Absence.    If a Participant is authorized by the Participant's Employer to take a paid leave of absence from the employment of the Employer, (i) the Participant shall continue to be considered eligible for the benefits provided in Articles 4, 5, 6, 7, 8, or 9 in accordance with the provisions of those Articles, and (ii) the Annual Deferral Amount and any previously elected deferrals of Restricted Stock shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

11.2
Unpaid Leave of Absence.    If a Participant is authorized by the Participant's Employer to take an unpaid leave of absence from the employment of the Employer for any reason, such Participant shall continue to be eligible for the benefits provided in Articles 4, 5, 6, 7, 8, or 9 in accordance with the provisions of those Articles, and any previously elected deferrals of Restricted Stock shall continue to be withheld during such unpaid leave of absence in accordance with Section 3.3. However, the Participant shall be excused from fulfilling his or her Annual Deferral Amount commitment that would otherwise have been withheld during the remainder of the Plan Year in which the unpaid leave of absence is taken. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may elect to defer an Annual Deferral Amount and Restricted Stock Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided that such deferral elections are otherwise allowed, and an Election Form is delivered to and accepted by the Administrator for each such election in accordance with Section 3.3.

ARTICLE 12.
Termination and Amendment

12.1
Termination.

(a)
Termination by Employer.    Each Employer reserves the right to discontinue its participation in the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees by action of its board of directors. The Employer shall give the Administrator notice of the termination before its effective date.

(b)
Termination Distributions.    Upon a termination pursuant to Subsection (a), the Account Balances of affected Participants shall be paid to the Participants as follows: (i) if the Plan is terminated with respect to all of an Employer's Participants before a Change in Control, the Employer shall have the right, in its sole discretion, and notwithstanding any Participant election, to distributed such Accounts in a lump sum or pursuant to either the Quarterly Installment Method or Annual Installment Method over a period of up to 15 years; provided, however, the maximum payment period with respect to a Participant under this Clause (i) shall not extend beyond the last date on which the Participant would have received payments if the Participant had incurred a Termination of Employment (or, if the Participant has satisfied the requirements for Retirement, Retired) on the date of Plan termination, and Plan not been terminated); or (ii) if the Plan is terminated with respect to less than all of an Employer's Participants before a Change in Control, the Employer shall be required to distribute such Accounts in a lump sum; or (iii) if the Plan is terminated with respect to some or all of an Employer's Participants after a Change in Control, the Employer shall be required to distribute such Accounts in a lump sum. If a benefit pursuant to this Section is payable as a lump sum, the payment shall be based on the Participant's Account Balance as of the last business day of the month in which the Plan termination occurs, and the payment shall be made within sixty (60) days after the Plan termination date. If a benefit pursuant to this Section is payable under the Quarterly Installment Method or the Annual Installment Method, the first installment shall be based on the Participant's Account Balance as of the last business day of the month in which the termination occurs, and the first installment shall be paid within sixty (60) days of the Plan termination date. Later installments shall be paid as if the Participant had incurred a Termination of Employment or Retirement, as applicable, on the Plan termination date.

(c)
Protected Rights.    Termination pursuant to this Section shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided however, the Employer shall have the right to accelerate installment payments, paying the vested Account Balance in a lump sum or pursuant to either the Quarterly Installment Method or Annual Installment Method.

12.2
Amendment.    To the extent that the Company reasonably deems such action necessary to comply with applicable tax laws, the Company may amend the Plan at any time, provided that such amendment does not reduce the Account Balance or vested Account Balance of any Participant in the absence of the Participant's (or Beneficiary's, if the Participant is deceased) prior written consent. Any Employer may, at any time, amend the Plan in whole or in part with respect to that Employer by the action of its board of directors or the designee of such board, provided, however, that no amendment shall, without the prior written consent of the Participant (or Beneficiary of a deceased Participant), adversely affect the Participant's (or Beneficiary's) rights with respect to his Account Balance as of the date on which the Participant is notified in writing of the amendment; provided, however, an Employer shall have the right to amend the Plan to provide for the accelerated distribution of Account Balances). In addition, no amendment of this Section 12.2 or Section 13.2 shall be effective.

12.3
Effect of Payment.    The full payment of the Participant's vested Account Balance under Articles 4, 5, 6, 7, 8, or 9 shall completely discharge all obligations to a Participant and his or her Beneficiaries, and the Participant's Plan Agreement shall terminate.

ARTICLE 13.
Administration

13.1
Administrator's Duties.    Except as otherwise provided in this Article 13, this Plan shall be administered by the Committee, which shall consist of the Board or such committee as the Board shall appoint. Members of the Committee may be Participants. The Administrator shall have the discretion and authority to (i) perform all duties and functions delegated to it pursuant to the Plan, (ii) make, amend, interpret, and enforce rules and regulations for the administration of the Plan, and (iii) decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by a Participant or an Employer. In performing its duties and functions, the Administrator shall have the fullest discretion permitted by law, subject to the express limitations of the Plan. The Administrator shall not be responsible for the payment of any benefits under the Plan.

13.2
Administration Upon Change In Control.    For purposes of this Plan, the Committee shall be the "Administrator" at all times prior to the occurrence of a Change in Control. Within one hundred and twenty (120) days following a Change in Control, an independent third party "Administrator" may be selected by the individual who, immediately prior to the Change in Control, was the Company's Chief Executive Officer or, if not so identified, the Company's highest ranking officer at such time (the "Ex-CEO"), and approved by the Trustee. The Committee, as constituted immediately prior to the Change in Control, shall continue to be the Administrator until the earlier of (i) the date on which such independent third party is selected and approved, or (ii) the expiration of the one hundred and twenty (120) day period following the Change in Control. If an independent third party is not selected within one hundred and twenty (120) days of such Change in Control, the Committee, as constituted immediately prior to the Change in Control, shall continue as the Administrator. The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change in Control, the Company must (i) pay all reasonable administrative expenses and fees of the Administrator; (ii) indemnify the Administrator against any costs, expenses, and liabilities, including, without limitation, attorney's fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (iii) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances, the date and circumstances of the Retirement, Disability, death, or Termination of Employment of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

13.3
Agents.    In the administration of this Plan, the Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to any Employer.

13.4
Binding Effect of Decisions.    The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

13.5
Indemnification of Committee.    All Employers shall indemnify and hold harmless the members of the Committee and any Employee to whom the duties of the Committee may be delegated against any and all claims, losses, damages, expenses, or liabilities arising from any act or failure to act with respect to this Plan, except in the case of willful misconduct by any such person.

13.6
Employer Information.    To enable the Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Administrator on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death, or Termination of Employment of its Participants, and such other pertinent information as the Administrator may reasonably require.

ARTICLE 14.
Other Benefits and Agreements

14.1
Coordination with Other Benefits.    The benefits provided for a Participant and his or her Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede or modify any other such plan or program, except as may otherwise be expressly provided.

ARTICLE 15.
Claims Procedures

15.1
Presentation of Claim.    Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

15.2
Notification of Decision.    The Administrator shall consider a Claimant's claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the benefit determination. The Administrator shall notify the Claimant in writing:

(a)
that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b)
that the Administrator has denied the Claimant's requested determination in whole or in part, stating in a manner calculated to be understood by the Claimant:

(i)
the specific reason(s) for the denial of the claim, or any part of it;

(ii)
specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)
a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)
an explanation of the claim review procedure set forth in Section 15.3; and

(v)
a statement of the Claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

15.3
Review of a Denied Claim.    On or before sixty (60) days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Administrator a written request for a review of the denial of the claim. The Claimant (or the Claimant's duly authorized representative):

(a)
may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)
may submit written comments or other documents; and/or

(c)
may request a hearing, which the Administrator, in its sole discretion, may grant.

15.4
Decision on Review.    The Administrator shall render its decision on review promptly, and no later than sixty (60) days after the Administrator receives the Claimant's written request for a review of the claim denial. If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision. In rendering its decision, the Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain: (i) specific reasons for the decision; (ii) specific reference(s) to the pertinent Plan provisions upon which the decision was based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records, and other information relevant (as determined under applicable ERISA regulations) to the Claimant's claim; and (iv) a statement of the Claimant's right to bring a civil action under ERISA Section 502(a).

15.5
Legal Action.    A Claimant's compliance with the foregoing provisions of this Article 15 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 16.
Trust

16.1
Establishment of the Trust.    To provide assets from which to fulfill the obligations of the Participants and Beneficiaries, the Company may establish a trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan ("Trust").

16.2
Interrelationship of the Plan and the Trust.    The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants, and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

16.3
Distributions From the Trust.    Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Plan.

ARTICLE 17.
Miscellaneous Provisions

17.1
Status of Plan.    The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3), and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

17.2
Unsecured General Creditor.    Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interests, or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

17.3
Source of Payments.    Except to the extent that a benefit is paid by the Trust, each Employer shall be solely responsible for the payment of benefits under the Plan with respect to Participants in its employ; provided, however, any shares of Stock distributed from a Participant's Restricted Stock Account and any amounts representing a distribution of the Participant's Restricted Stock Dividend Account shall be the sole responsibility of the Company. Neither the Administrator nor any other person shall be responsible for the payment or funding of benefits under the Plan. An Employer's liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

17.4
Nonassignability.    Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which amounts and the rights thereto are unassignable and non-transferable. No part of the amounts payable hereunder shall, prior to actual payment, be subject to seizure, attachment, garnishment, or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or (except as expressly provided in Section 17.15) be transferable to a spouse as a result of a property settlement or otherwise.

17.5
Not a Contract of Employment.    The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided otherwise in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

17.6
Furnishing Information.    A Participant or his or her Beneficiary shall cooperate with the Administrator by furnishing any and all information requested by the Administrator and taking such other actions as may reasonably be requested to facilitate the administration of the Plan and the payment of benefits hereunder, including but not limited to taking such physical examinations as the Administrator may deem necessary.

17.7
Terms.    Whenever a word is used herein in the masculine, it shall be construed as including the feminine, and vice versa, unless the context clearly requires otherwise; and whenever a word is used in the singular, it shall be construed as including the plural, and vice versa, unless the context clearly requires otherwise.

17.8
Captions.    The captions of the articles, sections, and subsections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

17.9
Governing Law.    Subject to ERISA, the provisions of the Plan shall be construed and interpreted according to the internal laws of the State of Indiana without regard to its conflicts of laws principles.

17.10
Notice.    Any notice or filing required or permitted to be given to a Participant or Beneficiary under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant or Beneficiary.

17.11
Successors.    The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns, the Participant, and (if the Participant is deceased) the Participant's Beneficiary.

17.12
Spouse's Interest.    The interest in the benefits hereunder of a Participant's spouse who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

17.13
Validity.    If any provision of this Plan shall be found by a court of competent jurisdiction to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein.

17.14
Payments for the Benefit of Incompetent Persons.    If the Administrator determines that a benefit under this Plan is to be paid to a minor, a person declared incompetent, or a person incapable of handling the disposition of his or her property, the Administrator may, in its discretion, direct payment of such benefit to the guardian, legal representative, or person having the care and custody of such minor, incompetent, or incapable person. The Administrator may require proof of minority, incompetence, incapacity, or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit hereunder shall be a payment for the account of the Participant or Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

17.15
Court Order.    The Administrator is authorized to cause the Company and/or Employer to make payments directed by court order in any action in which the Plan or the Administrator has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan in connection with a property settlement or otherwise, the Administrator, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to cause the spouse's or former spouse's interest in the Participant's benefits under the Plan to be distributed immediately to that spouse or former spouse.

17.16
Distribution in the Event of Taxation.

(a)
In General.    If, for any reason, all or any portion of a Participant's benefits under this Plan becomes taxable to the Participant prior to receipt, the Participant may petition the Committee before a Change in Control, or the trustee of the Trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), the Participant's Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant's unpaid vested Account Balance). If the petition is granted, the tax liability distribution shall be made within 90 days of the date on which the Participant's petition is granted. The Participant's vested Account Balance shall be reduced to the extent of any such distribution.

(b)
Trust.    If the Trust terminates in accordance with its terms and benefits are distributed from the Trust to a Participant in accordance therewith, the Participant's vested Account Balance shall be reduced to the extent of such distribution.

17.17
Deduction Limitation on Benefit Payments.    If an Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Employer may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.10 above. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

17.18
Insurance.    The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

17.19
Legal Fees To Enforce Rights After Change in Control.    The Company and each Employer are aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant's Employer (which might then be composed of new members) or a shareholder of the Company or the Participant's Employer, or of any other person might then cause or attempt to cause the Company, the Participant's Employer, or the successor of either to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company, the Participant's Employer, or the successor of either to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the Participant's Employer, or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder, or if the Company, such Employer, or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish, or recover from any Participant the benefits intended to be provided, then the Company and the Participant's Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Participant's Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant's Employer, or any director, officer, shareholder, or other person affiliated with the Company, the Participant's Employer, or any successor thereto in any jurisdiction.

        IN WITNESS WHEREOF, the Company's duly authorized officer has signed this Plan document as of December 18, 2003, to document the Company's adoption of the Plan.

GREAT LAKES CHEMICAL CORPORATION
By:	/s/ RICHARD J. KINSLEY
Title:	Senior Vice President—HR & Communications

ADOPTION AGREEMENT

        By signing below, the duly authorized officer of Bio-Lab, Inc. has signed this Adoption Agreement to indicate Bio-Lab, Inc.'s adoption of the Great Lakes Chemical Corporation Deferred Compensation Plan as a participating Employer, effective January 1, 2004.

Bio-Lab, Inc.
By:	/s/ LARRY J. BLOOM (Signature)
December 17, 2003 (Date)

ADOPTION AGREEMENT

        By signing below, the duly authorized officer of WIL Research Laboratories, Inc. has signed this Adoption Agreement to indicate WIL Research Laboratories, Inc.'s adoption of the Great Lakes Chemical Corporation Deferred Compensation Plan as a participating Employer, effective January 1, 2004.

WIL Research Laboratories, Inc.
By:	/s/ KAREN WITTE DUROS (Signature)
December 18, 2003 (Date)

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GREAT LAKES CHEMICAL CORPORATION NONQUALIFIED DEFERRED COMPENSATION PLAN
GREAT LAKES CHEMICAL CORPORATION NONQUALIFIED DEFERRED COMPENSATION PLAN Effective January 1, 2004
ARTICLE 1. Definitions
ARTICLE 2. Eligibility and Participation
ARTICLE 3. Credits to Accounts and Vesting
ARTICLE 4. In-Service Distributions
ARTICLE 5. Change in Control Benefit
ARTICLE 6. Retirement Benefits